Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Microbot Medical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common Stock, $0.01 par value per share(3)	457(c)	2,281,626	$2.755	$6,285,880	.0001102	$692.71
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities	–	–	–	–	–	–	–	–

	Total Offering Amounts					$6,285,880	.0001102	$692.71
	Total Fee Offsets							$–
	Net Fee Due							$692.71

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(2)	Estimated in accordance with Rules 457(c) solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on July 7, 2023 ($2.755 per share of common stock).
(3)	Consists of 385,246 issued and outstanding shares of the Registrant’s common stock and an aggregate of 1,896,380 shares of the Registrant’s common stock issuable upon the exercise of outstanding options and warrants of the Registrant.